Exhibit 10.9

May 18th, 2011

Alexander Tomkins

[***]

Dear Alex,

We are pleased to offer you a position as mm-Wave IC Design Engineer with Peraso Technologies Inc. (the ‘“Company’”). Your place of employment will be in the Peraso Toronto location. This letter, if accepted by 23:00p.m. on May 20, 2011, sets forth the terms of your employment with the Company. Your full time start date with the company is scheduled for May 24th, 2011. Note also that for the purposes of calculating you seniority at Peraso, the start date of your existing part-time employment agreement of June 25th, 2010 will be used.

I.	Remuneration

Your annual salary will be $120,000, less all applicable deductions, payable in semi-monthly installments in accordance with the Company’s established pay periods. In addition, you will be provided with a signing bonus of $20,000 payable upon your execution of this agreement. Note that should you decide to leave the company within 12 months of your start date, you will be responsible to reimburse the company the full amount of the signing bonus. In addition, you will participate in all benefit plans or the Company from time to time made available to employees of the Company, for which you are eligible.

II.	Annual Vacation

You shall be entitled to 3 weeks paid vacation per year to be taken at such time or times as are mutually acceptable to you and the Company. Your vacation will accrue at a rate of 1.25 days per month. At the end of each calendar year, you may carry forward a maximum of 5 unused vacation days into the next year.

Ill.	Hours

Your minimum hours are expected to commence from 8:30am to 5:30pm with 1 hour for lunch.

IV.	Position and Duties

In your position, you will be responsible for duties such as:

●	Develop high performance mmwave circuits for 60GHz transceivers using Cadence CAE tools.

●	Understand system level specifications and translate them into circuit-level specifications. Perform schematic level design, implement physical layout of all critical circuits and execute comprehensive simulations of all circuits.

●	Participate in the lab evaluation of the silicon implementation of the designed circuits.

●	Present and participate in regular design reviews.

●	Prepare and maintain project documentation including general specification, circuit description, and evaluation reports.

V.	Non-Competition; Non-Solicitation

By agreeing to the terms of this offer, and for a six month period after its termination (the “Non-Competition Period”), you hereby agree that, unless the prior written consent of the Corporation is obtained, the Employee shall not directly or indirectly, in any manner or capacity whatsoever:

(a)	carry on or be engaged in or hold any interest in or advise, manage or assist in any business enterprise which is engaged in the supply of mmWave radio solutions (a “Competitive Business”); or

(b)	solicit or enter into any form of business arrangement with any person who was or is proposed to be a client, supplier or business partner of the Corporation or its Related Entities at the date of termination of this Agreement,;

provided that it is understood and agreed that the foregoing restrictions shall not be construed so as to prevent the Employee from obtaining employment in a division or department of a Competitive Business where the division or department in which the Employee is employed is not competitive with the business of the Corporation, as described in clause (a) above.

The Employee agrees that during the term of this Agreement and for the Non-Competition Period, they will not, directly or indirectly, or assist others to, recruit, solicit or endeavor to entice away from the Corporation or the Related Activities any individual who was or becomes an employee of or service provider to the Corporation or the Related Activities at any time prior to the termination of this Agreement.

VI.	Representation and Warranty

By agreeing to the terms of this offer, you hereby represent and warrant to the Company that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into the herein Agreement or the Company’s Intellectual Property and Confidential Information Agreement or to perform your obligations hereunder and that you will not, by joining the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favour of any third party.

VII.	Term and Termination

Your employment with the Company will be for an indefinite term. Your employment may be terminated by the Company:

i.	at any time within the first three calendar months of your employment without cause, notice or payment in lieu of notice;

ii.	for cause at any time immediately without notice or payment in lieu of notice; or

iii.	subject to the requirements of the Employment Standards Act, 2000, as amended from time to time, in all other instances, upon giving you lesser of (a) two weeks notice plus two weeks additional notice for each completed full year of employment with the Company, and (b) three months notice, or, at the Company’s option, payment of base salary in lieu of such notice.

For greater certainty, to the extent that the aggregate of any payments received by you pursuant to clause (iii) is equal to or greater than the aggregate minimum notice and severance benefit required under the Employment Standards Act, 2000, the payment provided for in clause (iii) is intended to supersede the termination and severance benefits set out in the Employment Standards Act, 2000. Upon such payments, you shall have no claim against the Company for damages, termination pay, severance pay, notice or pay in lieu of notice of termination, statutory or otherwise, except in respect of remuneration earned, due and owing to the effective date of termination and for the payment of such amounts as specifically provided for herein.

In the event that a temporary lay-off is ever required, it may only be implemented in accordance with the temporary layoff requirements of the Employment Standards Act, 2000.

VII.	Miscellaneous

This Agreement, together with the Company’s Intellectual Prope1ty and Confidential Information Agreement, contains the entire understandings between you and the Company relating to your employment and the additional matters provided for therein, and supercedes and replaces any prior verbal or written agreements between the Company and you. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

VIII.	Acknowledgement

You acknowledge that you have read this Agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

The offer of employment herein is also contingent on your executing the Company’s Intellectual Property and Confidential Information Agreement, a copy of which is attached hereto.

If you have any questions about this offer, please contact me. If you find this offer acceptable, please sign and date this letter below and return two copies to me.

Sincerely,
PERASO TECHNOLOGIES INC.

Per:	/s/ Ronald Glibbery
Name:	Ronald Glibbery
Title:	President and CEO

I agree to the terms and conditions of the foregoing offer.

Per:	/s/ Alex Tomkins
Name:	Alex Tomkins
Dated:	May 20, 2011

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